Exhibit 10.2

August 6, 2025

Mr. Douglas Nairne
[Address]

Dear Doug,

This is the first amendment (the “Supplementary Agreement”) to the Employment Agreement executed on October 19, 2022, between you and First Advantage Limited (the “Company”) (the “Original Employment Agreement”), to amend your position, compensation details as outlined in Schedule 1 to the Original Employment Agreement, and the exchange rate that will be used to calculate your annual salary.

POSITION

Effective Date: November 1, 2024

Term: Defined in Paragraph 9 of the Original Employment Agreement

Position & New Title: Global Chief Operating Officer

SALARY

Your Base Salary is the Hong Kong dollar (“HKD”) equivalent of USD $500,000.00 per annum, paid in 12 monthly installments of USD $41,666.67. Salary reviews will be conducted periodically.

The Company will pay your salary and allowance in HKD based on the exchange rate of USD 1: HKD 7.776328788122785 (the rate on Nov 1, 2024, with the source of xe.com, which First Advantage Corporation (“FA”) adopts for accounting transactions). FA will monitor the exchange rate at each month end and, should the rate fall outside of -5% or +5% of the above rate, FA will review and revise the exchange rate for subsequent salary payments by an addendum in writing. Any other salary change will be based on your salary in USD.

ALLOWANCES

From the Effective Date, you will no longer receive the housing, car, or education allowances as part of your monthly payment.

PERFORMANCE BONUS

Provided that the performance goals and objectives set by the Company for the applicable fiscal year are achieved, you will be eligible to receive a bonus of up to sixty percent (60%) of your Base Salary (“Performance Bonus”), which will be paid to you following the end of the applicable fiscal year subject to your continued employment with the Company as of the date upon which the Company pays bonuses to its employees for such fiscal year. The Performance Bonus and any other bonuses paid to you under this agreement will be subject to the Company’s incentive plans terms and conditions in force at the time of payment.

RESTRICTIVE COVENANTS

(a)
Non-Solicitation. Paragraph 14.3 of the Original Employment Agreement is amended to increase the non-solicitation period from six (6) months to twelve (12) months.
(b)
Non-Competition. Paragraph 14.1 of the Original Employment Agreement is amended to increase the non-competition period from three (3) months to six (6) months.

HRSS@fadv.com 1 Concourse Parkway NE, Suite 200 Atlanta, GA 30328

TERMINATION

Paragraph 9 of the Original Employment Agreement is amended to include Paragraph 9.3:

9.3 (a) In General. Upon termination of employment for any reason, you will be entitled to receive your Base Salary through the Termination Date, unpaid expense reimbursements eligible for reimbursement pursuant to accounting policies, and other amounts due to you pursuant to applicable law and the plans, policies, and practices of the Company.

(b) Additional Payments. If your employment is terminated (i) by the Company for any reason (other than a reason for which Company is permitted to terminate without notice or payment in lieu pursuant to applicable law), or, (ii) due to your death or permanent disability that prevents you from working (if severance in such circumstances is required pursuant to applicable law), and subject to the conditions set forth in Paragraphs 12, 13 and 14, you also will be entitled to (i) continued payment of your Base Salary for a period of six (6) months following the expiration of any applicable revocation period under Hong Kong law, in accordance with the Company’s standard payroll practices, and (ii) payment representing the cost of continuation of healthcare benefits for six (6) months following your termination of employment.

Except as otherwise modified herein, all other terms and conditions of your employment remain unchanged.

Yours sincerely,

/s/ Bret Jardine	/s/ Beth Price
Bret Jardine	Beth Price
Chief Legal Officer	Chief People and Culture Officer
First Advantage Limited	First Advantage Corporation

Acknowledgement:

I have read, understood, and agreed to the terms and conditions stated in this Supplementary Agreement.

/s/ Douglas Nairne	August 6, 2025
Douglas Nairne	Date

HRSS@fadv.com 1 Concourse Parkway NE, Suite 200 Atlanta, GA 30328